Exhibit 10.1

Summary of Compensation Terms for John A. Rade

Chief Executive Officer, I-many, Inc.

Effective August 16, 2006

Mr. Rade was elected Chief Executive Officer of I-many, Inc. on August 16, 2006. As of the date of this Current Report on Form 8-K, an employment agreement has not been executed and Mr. Rade’s stock option and restricted stock grants have not been formalized or made effective. While substantially all material terms have been agreed upon, certain terms, as indicated in this summary, remain undetermined. The following terms have been approved by the Company’s Compensation Committee:

Annual Base Salary:	$300,000 per annum

Bonus Plan:	Up to 100% of Base Salary ($300,000 per annum); performance-based, with criteria to be determined by Compensation Committee.

Stock Options:

Options for 1,200,000 shares at an exercise price determined on grant date, expected to be September 1, 2006 and January 2, 2007 (see below).

Vesting:

•      Options for 600,000 shares (50%) will have time-based vesting over three (3) years for so long as Executive serves as CEO (but not as non-executive director), with a vesting schedule that is 1/3 of the options to vest at the end of 12 months and the remainder to vest on a pro rata basis quarterly over the remaining two years. At such time as Executive ends his service as CEO, further time-based vesting will cease, but Executive may retain all vested options without an obligation to exercise for so long as Executive remains a Director of the Company (or remains a Consultant).

•      Options for 600,000 shares (50%) will have performance-based vesting and, provided that Executive is serving as CEO or member of Board of Directors (so that he is able to mentor the successor CEO), such options will vest upon the sooner to occur of (i) the attainment of specified performance targets, which will be based half (300,000 shares) upon the company achieving certain target shareholder price levels, the specific price levels TBD, and the other half (300,000 shares) upon the company achieving other target milestones for the Company TBD, or (ii) five (5) years from the date of grant. As with the time-based options, Executive may retain all vested options without an obligation to exercise for so long as Executive remains a Director of the Company (or remains a Consultant to the Company).

•     Change in Control: Upon occurrence, 100% acceleration of all time-based options. Performance-based options accelerate only if performance triggers have occurred; however, the Performance-based options shall also all accelerate in the event of a Change in Control (even if the performance triggers have not occurred) if the company’s share price, at the time of the Change in Control, is no less than the following:

o       During year 1: $2.50

o       During year 2: $3.00

o       During year 3: $3.50

o       During year 4: $4.00

o       During year 5: $4.50

Restricted Stock:	This award of restricted stock is the final bonus compensation for service as interim CEO and not part of the ongoing CEO compensation plan. The bonus shall be an award of 50,000 shares of I-many common stock, restricted with vesting terms TBD.

Note Regarding Stock Award Limitations:

I-many’s 2001 Stock Incentive Plan limits the number of shares that can be awarded to an individual in one calendar year to 600,000 shares. I-many’s 2003 Stock Incentive Plan contains a per-person limit of 500,000 shares. These are the only plans under which shares may be awarded to officers. Therefore, as a result of these limitations, Executive shall be awarded a total of 841,000 options and restricted shares September 1, 2006. The remaining amount (currently calculated to be 409,000 options and restricted shares, unless a greater amount can be awarded to Executive in 2006) will be awarded to Executive in January 2007. The allocations of which particular options and/or restricted shares shall be awarded in January 2007 are TBD (and the exercise price for stock options will be determined then), but the parties currently expect it will be pro rata among the different types of time-based and performance-based options.